MEMC REPORTS RECORD THIRD QUARTER RESULTS:
SALES OF $275 MILLION 7.7% OVER SECOND QUARTER AND 40.5% OVER PRIOR YEAR PERIOD
RECORD GROSS MARGIN OF 40.2% OF NET SALES
RECORD OPERATING INCOME OF 30.4% OF NET SALES

St. Peters, MO, October 28, 2004 - MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter ended September 30, 2004.

Summary of the 2004 third quarter results:

Net sales of $275.3 million
Gross margin of $110.7 million (40.2% of net sales)
Operating income of $83.6 million (30.4% of net sales), increased 39% over second quarter 2004
Net income of $59.7 million, diluted EPS of $0.27
Operating cash flow of $46.0 million (16.7% of net sales)

The Company reported net sales of $275.3 million, which represents an increase of 7.7% from the second quarter level of $255.5 million and an increase of 40.5% over the third quarter 2003 level of $195.9 million. Increased product volumes, higher selling prices, and a richer mix of products drove the sequential improvement.

The Company reported record gross margin in the quarter of $110.7 million, or 40.2% of net sales, compared to $87.2 million, or 34.1% of net sales, in the second quarter and $58.5 million, or 29.9% of net sales, in the 2003 third quarter. The sequential improvement in gross margin was primarily the result of a richer mix of products, higher selling prices, increased product volume, and continued cost reductions.

The Company attained record operating income during the quarter of $83.6 million, or 30.4% of net sales. This compares to $60.0 million, or 23.5% of net sales, for the second quarter and $36.5 million, or 18.6% of net sales, for the 2003 third quarter. This 39% sequential improvement in operating income and 6.9 percentage point improvement as a percentage of net sales, was the result of both a higher gross margin and operating expenses moving below the 10% mark, as a percentage of net sales.

Net income of $59.7 million, or $0.27 per diluted share, for the 2004 third quarter compares to net income of $60.6 million, or $0.27 per diluted share, in the 2004 second quarter. Second quarter EPS included a favorable tax adjustment of $0.11 per share. On a year-over-year basis, diluted earnings per share increased by $0.11 from the third quarter 2003 level of $0.16.

Year-to-date, the Company has generated operating cash flow of $175.9 million or 23.2% of net sales. Year-to-date capital expenditures have been $98.1 million, or 12.9% of net sales. This strong cash flow generation has enabled the Company to pay down over $72 million in debt in 2004 with $40.8 million paid down in the third quarter.

"While we were not immune from prevailing market conditions in the quarter, our strong global market position allowed us to grow revenues at nearly 8% sequentially, and over 40% on a year-over-year basis", said Nabeel Gareeb, MEMC's Chief Executive Officer. "Our continued focus on cost reduction combined with a significantly richer mix of products and price increases, allowed us to cross the 40% gross margin mark for the first time in our history. In addition, operating income came in at over 30% of net sales, also representing a record for the Company, and showing the strength of the business model we put in place over two years ago. I am extremely proud of our employees in reaching what are major milestones for the Company."

"We continue to execute our business plan and are pleased with the ongoing improvement in our results this quarter. As an example, our operating income has now grown sequentially for the last 11 quarters. Our focus on execution and cash flow generation has enabled the Company to pay down $41 million in debt in the third quarter, adding to the $30 million that was repaid in the second quarter. Total debt now stands at just over $142 million."

"Year-to-date, we have now surpassed our steady-state business model in every category", continued Gareeb. "We continue to monitor the inventory conditions of the semiconductor industry and believe the inventory adjustments being made are short-term in nature."

Outlook

"We are targeting approximately flat revenues in the fourth quarter. However, due to the uncertainty of short-term inventory corrections by our customers, our net sales in the 2004 fourth quarter could be down by as much as five percentage points compared to the 2004 third quarter. In the third quarter, we exceeded our gross margin target due in part to a richer mix of products. In addition, inventory was up slightly due to softer orders than anticipated in the month of September. In the fourth quarter, we will try to optimize inventory, and anticipate a slightly less rich mix of products. These factors may cause gross margin to be down from the record level achieved in the third quarter by approximately 2 percentage points. This would still place fourth quarter gross margin approximately 4 percentage points above the level attained in the second quarter," concluded Gareeb.

Conference Call

MEMC will host a conference call today, October 28, 2004, at 5:30 p.m. ET to discuss the Company's third quarter results and related business matters. A live webcast will be available on the Company's web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 pm ET on October 28, 2004, until 11:59 pm ET on November 4, 2004. To access the replay, please dial (973) 341-3080 and use the passcode "5235033" at any time during that period. A replay will also be available until 11:59 pm ET on November 4, 2004 on the Company's web site at www.memc.com.

About MEMC

MEMC is the world's largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

CONTACT:	Bill Michalek Director, Investor Relations 636-474-5443

Certain matters discussed in this news release are forward-looking statements, including our belief that the inventory adjustments being made by the semiconductor industry are short-term in nature; our targeting of approximately flat revenue in the fourth quarter; our expectation that due to the uncertainty of short-term inventory corrections by our customers, our net sales in the 2004 fourth quarter could be down by as much as five percentage points compared to the 2004 third quarter; and our expectation that gross margin may be down by approximately 2 percentage points from the record level of the 2004 third quarter due to a slightly less rich mix of products and our efforts to optimize inventory. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors, customer acceptance of our new products, utilization of manufacturing capacity, our ability to reduce manufacturing and operating costs, inventory levels of our customers, changes in the pricing environment, general economic conditions, actions by competitors, customers, and suppliers, the impact of competitive products and technologies, technological changes, changes in currency exchange rates, and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's 2003 Form 10-K, as amended. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited; Dollars in thousands, except share data)

	Three Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003	Nine Months Ended September 30,
				2004	2003

Net sales	$ 275,283	$ 255,539	$ 195,897	$ 759,582	$ 576,071
Costs of goods sold	164,537	168,380	137,378	488,334	407,726
Gross margin	110,746	87,159	58,519	271,248	168,345
Operating expenses:
Marketing and administration	17,768	17,842	13,613	52,798	41,098
Research and development	9,413	9,268	8,406	27,594	24,326
Operating income	83,565	60,049	36,500	190,856	102,921
Nonoperating (income) expense:
Interest expense	3,408	3,557	2,665	10,284	9,975
Interest income	(975)	(1,464)	(1,870)	(3,988)	(5,777)
Royalty income	-	-	(1,038)	(105)	(2,924)
Currency (gains) losses	441	7,470	(11,709)	1,547	(10,605)
Other, net	(2,474)	(489)	(212)	(4,756)	(315)
Total nonoperating (income) expense	400	9,074	(12,164)	2,982	(9,646)
Income before income tax expense (benefit), equity in income (loss) of joint venture and minority interests	83,165	50,975	48,664	187,874	112,567
Income tax expense (benefit)	20,791	(12,581)	12,166	21,644	28,142
Income before equity in income (loss) of joint venture and minority interests	62,374	63,556	36,498	166,230	84,425
Equity in income (loss) of joint venture	-	-	1,589	(1,717)	4,317
Minority interests	(2,654)	(2,955)	(2,890)	(8,286)	(6,529)
Net income	$ 59,720 ======	$ 60,601 =======	$ 35,197 ======	$ 156,227 =======	$ 82,213 ======
Basic income per share	$ 0.29 =====	$ 0.29 =====	$ 0.17 =====	$ 0.75 =====	$ 0.41 =====
Diluted income per share	$ 0.27	$ 0.27	$ 0.16 =======	$ 0.71 ========	$ 0.38 =======
Weighted average shares used in computing basic income per share	207,829,540 =========	207,728,191 =========	206,517,384 =========	207,584,240 =========	200,908,620 =========
Weighted average shares used in computing diluted income per share	220,369,530 =========	220,953,006 =========	223,771,825 =========	220,678,058 =========	217,401,562 =========

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	September 30, 2004	June 30, 2004	December 31, 2003
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 103,308	$ 124,286	$ 96,859
Short-term investments	-	5,208	33,838
Accounts receivable, net	151,873	138,859	103,020
Inventories	119,777	112,560	109,488
Prepaid and other current assets	20,118	16,442	22,140
Total current assets	395,076	397,355	365,345
Property, plant and equipment, net	387,276	392,712	270,367
Investment in joint venture	-	-	24,155
Deferred tax assets, net	43,558	45,577	20,248
Other assets	55,377	61,166	46,637
Total assets	$ 881,287 ==========	$ 896,810 ==========	$ 726,752 ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$ 21,865	$ 57,450	$ 71,841
Accounts payable	99,021	101,159	95,178
Accrued liabilities	32,418	43,123	35,537
Customer deposits	5,023	8,081	15,655
Income taxes payable	9,231	6,334	3,002
Accrued wages and salaries	21,940	20,425	22,841
Total current liabilities	189,498	236,572	244,054
Long-term debt, less current portion	120,514	125,115	59,251
Pension and similar liabilities	112,360	127,475	126,401
Customer deposits	3,208	3,124	3,606
Other liabilities	57,623	43,803	35,690
Total liabilities	483,203	536,089	469,002
Minority interests	44,033	64,994	64,127
Commitments and contingencies
Stockholders' equity:
Preferred stock	-	-	-
Common stock	2,085	2,085	2,079
Additional paid-in capital	152,450	151,648	150,095
Retained earnings	238,377	178,657	82,150
Accumulated other comprehensive loss	(33,378)	(31,379)	(33,338)
Deferred compensation	(1,855)	(1,656)	(2,916)
Treasury stock	(3,628)	(3,628)	(4,447)
Total stockholders' equity	354,051	295,727	193,623
Total liabilities and stockholders' equity	$ 881,287 ========	$ 896,810 =========	$ 726,752 ========

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited; Dollars in thousands)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2004	June 30, 2004	September 30, 2003
				2004	2003

Cash flows from operating activities:
Net income	$ 59,720	$ 60,601	$ 35,197	$ 156,227	$ 82,213
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,442	10,244	6,183	31,607	23,274
Interest accretion	1,379	1,245	695	3,705	1,868
Minority interests	2,654	2,955	2,890	8,286	6,529
Stock compensation	548	542	832	1,808	2,904
Equity in (income) loss of joint venture	-	-	(1,589)	1,717	(4,317)
Working capital and other	(29,743)	6,755	(18,713)	(27,494)	(32,024)
Net cash provided by operating activities	46,000	82,342	25,495	175,856	80,447

Cash flows from investing activities:
Capital expenditures	(25,548)	(46,436)	(25,209)	(98,073)	(62,224)
Purchase of business, net of cash acquired	-	-	-	(57,226)	-
Proceeds from sale of property, plant and equipment	54	18	15	72	37
Net cash used in investing activities	(25,494)	(46,418)	(25,194)	(155,227)	(62,187)

Cash flows from financing activities:
Net short-term borrowings	(3,694)	(25,637)	(7,791)	(30,552)	(61,129)
Proceeds from issuance of long-term debt	-	-	-	60,014	-
Principal payments on long-term debt	(37,099)	(3,861)	(1,447)	(41,922)	(94,295)
Proceeds from issuance of common stock	62	527	3,783	2,445	100,498
Dividend to minority interest	-	(4,765)	-	(4,765)	(2,510)
Net cash used used in financing activities	(40,731)	(33,736)	(5,455)	(14,780)	(57,436)
Effect of exchange rate changes on cash and cash equivalents	(753)	(581)	3,532	600	4,666
Net increase (decrease) in cash and cash equivalents	(20,978)	1,607	(1,622)	6,449	(34,510)
Cash and cash equivalents at beginning of period	124,286	122,679	86,763	96,859	119,651
Cash and cash equivalents at end of period	$ 103,308 ========	$ 124,286 ========	$ 85,141 =======	$ 103,308 =======	$ 85,141 =======